Exhibit 10.5

Otis Worldwide Corporation
One Carrier Place
Farmington, CT 06032

Abbe L. Luersman
Wassenaar, Netherlands

March 27, 2021

Dear Abbe:

I am pleased to offer you the position of Executive Vice President & Chief People Officer reporting to me. We will tentatively plan for your employment to begin in July 2021.

Abbe, we believe you will be an outstanding addition to Otis. As such, we have developed an attractive total rewards package for you:

•Membership in Otis’ Executive Leadership Group (ELG), comprised of our most senior leaders.

•A base salary of $625,000 per year, which will be reviewed annually.

•Participation in our Short-Term Incentive (STI) program with a target annual STI opportunity of 75% of your base salary. You will be eligible for a prorated STI award for 2021 based on your start date.

•Participation in our Long-Term Incentive (LTI) program. LTI awards are granted annually and consist of Performance Share Units (PSUs), Restricted Stock Units (RSUs) and Stock Appreciation Rights (SARs). For 2021, you will receive a $1,200,000 LTI award. This award will be granted within thirty (30) days of your start date.

•A one-time $750,000 RSU recruitment award. This award will vest on the third anniversary of the grant date, subject to your continued employment, and be granted within thirty (30) days of your start date.

•Relocation assistance to aid in the establishment of a permanent residence in the United States.

•Participation in our Executive Lease Vehicle Program (ELVP).

•Eligibility to participate in Otis Choice, our flexible benefits plan which includes medical, dental, life insurance, disability, and other benefits for you and your eligible dependents.

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•Participation in our Retirement Savings Plan, which provides matching contributions and age-graded company retirement contributions. Beginning 45 days after your hire date, Otis will automatically make an age-graded company retirement contribution to your account each pay period (from 3 to 5.5% of your compensation). In addition, after one year of service, Otis will match 60% of your contributions up to 6% of your eligible pay. Company retirement and matching contributions vest after two years of service.

•Eligibility to participate in our Savings Restoration Plan (SRP) and Company Automatic Contribution Excess Plan (CACEP). These non-qualified deferred compensation plans allow you to continue to receive Retirement Savings Plan matching (through the SRP) and company automatic contributions (through the CACEP) if you exceed certain IRS compensation and contribution limits under the Retirement Savings Plan.

•Eligibility to participate in our Deferred Compensation Plan (DCP) and LTIP Performance Share Unit Deferral Plan, which provide executives with the opportunity to elect to defer the receipt and taxation of a portion of their base salary, STI and/or PSUs.

This offer is conditional on your satisfactorily meeting our established employment requirements, including the execution of Intellectual Property and ELG Restrictive Covenant agreements.

Abbe, I look forward to you joining Otis and becoming part of our leadership team. Please acknowledge your acceptance of our offer by signing the acceptance confirmation below and emailing it to me.

If you have any questions, please do not hesitate to contact me.
Sincerely,

Judy Marks
President & CEO, Otis

Accepted and Agreed,

Abbe L. Luersman Date

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